WASHINGTON REAL ESTATE INVESTMENT TRUST	NEWS RELEASE
CONTACT:	6110 Executive Blvd., Suite 800
William T. Camp	Rockville, Maryland 20852
Executive Vice President and	Tel 301-984-9400
Chief Financial Officer	Fax 301-984-9610
E-Mail: bcamp@writ.com	www.washingtonreit.com

May 1, 2014

WASHINGTON REAL ESTATE INVESTMENT TRUST ACQUIRES 1775 EYE STREET, NW IN DOWNTOWN WASHINGTON, DC

Washington Real Estate Investment Trust (Washington REIT) (NYSE: WRE), a leading owner of commercial and multifamily properties in the Washington, DC area, today announced it has acquired 1775 Eye Street, NW, a 185,000 square foot office building located in the Central Business District of Washington, DC for $104.5 million. 1775 Eye Street is Washington REIT’s third consecutive acquisition in downtown Washington, DC in 2014, representing a total cumulative investment value of $256.5 million so far this year.

“Acquiring 1775 Eye Street is yet another example of Washington REIT executing on its stated office strategy acquiring high-quality, well-located urban and metro centric assets,” said Paul T. McDermott, President and Chief Executive Officer of Washington REIT. “This value-add acquisition further increases our downtown footprint at a prime location that provides a tremendous opportunity to create value for our shareholders through effective leasing of this property above its current level.”

The 62% leased, 1775 Eye Street is an eleven-story office building with a two-level parking garage, located at the intersection of 18th and Eye Street, in northwest DC. Originally built in 1964, the property is currently undergoing its second renovation, which includes a new modernized lobby, common areas, and fitness facility. 1775 Eye Street was originally renovated in 1997 when the owner replaced the façade, storefronts and all of the building systems. Located in Washington, DC’s Central Business District, 1775 Eye Street is directly across the street from Farragut West (Blue and Orange Lines) and two blocks from Farragut North (Red Line) Metro stations.

About Washington REIT

Washington REIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. Washington REIT owns a diversified portfolio of 54 properties totaling approximately 7 million square feet of commercial space and 2,890 residential units, and land held for development. These 54 properties consist of 25 office properties, 16 retail centers and 13 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE: WRE).

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2013 Form 10-K. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.